Exhibit 10.2

Attn:	Bernard Moncarey

Dirk van den Broeck

January 30, 2016

Management Services Agreement

Gentlemen,

We are pleased to offer this Management Services Agreement to you both, for strategic investment and consultancy advice and services as outlined, and on the terms prescribed, herein.

Parties:

(1)	Bernard Moncarey (a “BM”);
(2)	Dirk van den Broeck (a “DvdB” or together with BM above, the “Consultants”);
(3)	Pareteum Corporation (“Pareteum”).

Services:

The Consultants agree to provide the following services to Pareteum:

1.	Sourcing new capital for Pareteum for M&A and/or working capital purposes and coordinating the same with Yves van Sante;
2.	Co-investing (including warrant conversions) in Pareteum, alongside other investors including investors introduced to Pareteum by the Consultants.
3.	Resolving the strategic issue of the disposal of shares by certain existing Pareteum shareholders, with pressure to sell their holdings such as the approx. 18m shares owned by YA Global and ensuring that the approx. 6m shares owned by Rising Water Capital and/or QAT are under the Consultant’s control such that they are not sold in such a way as to depress Pareteum’s share price for 18 months.
4.	Supporting the rising value of Pareteum’s equity by acquiring shares in the open market from to time or involving others within the collective networks of the Consultants that will support the Pareteum’s equity in the open market;
5.	Periodically attending meetings with Pareteum as may be agreed, and doing all such things as may be reasonably incidental to the activities described in this clause.

All of the above are hereafter referred to as the “Services”.

Consideration:

6.	Consultants will each receive 8,750,000 warrants from Pareteum as up front consideration for the Services. The warrants will expire on the third year anniversary from the issuance date and be exercisable for cash at $0.15 per share. The warrants will be issued to Consultants however if for any reason Consultants elect to not pay for the shares from YA Global, Consultants cannot exercise such pro rata portion of their warrants until resolved in a manner sufficient to all parties.

7.	BM will additionally have his existing 1,500,000 warrants repriced to $0.15.

Pareteum Corporation | 100 Park Avenue | Suite 1600 | New York | NY 10017 | +1 (212) 984-1096

www.Pareteum.com | NYSE MKT : TEUM

8.	All warrants will have an obligation to effect conversion once the share price reaches $0.25 for twenty (20) consecutive trading days (“Conversion Date”), and Consultants will be given three (3) months from the Conversion Date to pay for the same.

9.	The Consultants will also be granted a Right of Participation for future registered public offering financings by Pareteum in order to maintain their respective ownership percentage. This right will terminate on the third year from issuance.

Restriction on Sale; No Shorting; Legal documentation:

10.	All securities issued will be “restricted” securities and shall be subject to all applicable resale restrictions specified by federal and state securities laws. Consultants agree not to hold any short positions in Pareteum. Consultants will enter into a lock-up agreement for 6 months (till June 30, 2017) and a leak out agreement in respect of their YA shares, pursuant to which Consultants may not sell, on a daily basis, more than 20% of the previous 20 days’ average volume, to ensure an orderly disposition of their YA shares/warrants.

11.	The Consultants understand that Sichenzia Ross Ference Kesner, LLP (“SRFK”) is engaged by Pareteum as its corporate and securities counsel, and will be engaged by Pareteum to review certain legal documents related to the Services on behalf of the Consultants.

Term and termination:

12.	This agreement shall continue indefinitely and may be terminated by either party with 30 days’ written notice. Termination shall not impact the warrants which shall survive termination.

Governing Law:

13.	This Term Sheet shall be governed and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts or choice of laws thereof.

Confidentiality:

14.	Each of the parties to this agreement agrees to maintain the confidentiality of the terms of this agreement and the transactions and Services contemplated hereby, and not to use any information it may learn about the other party for any purpose other than to consummate the transactions envisaged. Further, no disclosure of any information concerning this agreement, the transactions contemplated or any confidential information delivered by either party to the other shall be disclosed to any other person unless and until such other person shall have first executed and delivered a written confidentiality agreement (or is otherwise legally bound by reasonably comparable confidentiality obligations existing under contract or pursuant to the terms of his (or her) work with any party to this agreement) by which such person agrees to hold in confidence such confidential information, which obligation shall continue indefinitely, except as required by federal and/or state securities law

15.	The parties may publish a press release upon execution of this agreement, the contents of which will be subject to the prior approval of all parties, not to be unreasonably withheld.

Pareteum Corporation | 100 Park Avenue | Suite 1600 | New York | NY 10017 | +1 (212) 984-1096

www.Pareteum.com | NYSE MKT : TEUM

Disclaimers:

16.	This document is for information purposes only and is not a solicitation of any order to buy or sell securities or other instruments. The information provided herein may be displayed and printed for your use only. The information is not intended to provide tax, legal or investment advice. The securities described herein may not be eligible for sale in all jurisdictions or to all categories of investors. You may not reproduce, retransmit, distribute, sell, publish, broadcast or circulate the information to anyone, without the express written consent of both parties. This communication is not an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

We look forward to working with you to complete the above-reference Services successfully and expeditiously. If the foregoing correctly sets forth your understanding, please evidence your agreement to this term sheet by executing a copy of this term sheet in the space set forth below.

PARETEUM CORPORATION

By:	/s/ Robert (Hal) Turner
Name: Robert (Hal) Turner
Title: Executive Chairman

AGREED TO AND ACCEPTED:

This 30th day of January 2017

By:	/s/ Bernard Moncarey
Name: Bernard Moncarey

By:	/s/ Dirk van den Broeck
Name: Dirk van den Broeck

Pareteum Corporation | 100 Park Avenue | Suite 1600 | New York | NY 10017 | +1 (212) 984-1096

www.Pareteum.com | NYSE MKT : TEUM